EXHIBIT 10(ap)

National Western Life Insurance Company
2004 INTERNATIONAL MARKETING OFFICER BONUS PROGRAM

The Bonus Program ("Program") is designed to reward International Marketing officers for their performance in achieving pre-determined sales targets while assisting the Company in managing to its profit criteria. The Plan incorporates three measurable performance factors: (1) sales, which are defined as net placed annualized target premium for International Life business, (2) persistency, and (3) expense management.

Each of the three performance factors will have an assigned target level for purposes of the Program. Succeeding years under the Program will have agreed upon target levels by year. Assuming a "par" performance (i.e. achieving each target level), the weighting of the bonus (applied to base salary) is 50% for sales performance, 25% for persistency performance, and 25% for expense management performance. Actual results compared to the targets can either increase or decrease these percentages as explained in each of the following sections.

Sales Component:

The sales component of the Program is based upon a 2004 International Life sales target of $31,925,000 net placed annualized target premium. For bonus purposes, sales related to the Eastern European opportunity (Life Guaranty) will be separately identified. The New Business Market Summary Report (NWAR60) will be the source of sales results for purposes of this Program. Based upon these sales goals, the bonus percentage corresponding with the International Life sales production levels achieved in 2004 will be applied to each International Marketing officer's base salary in accordance with the following grid:

Life Placed Target Premium	Bonus %	Life Guaranty Placed Target	Bonus %
$24,500,000	5.0%	$1,500,000	2.0%
$25,500,000	10.0%	$2,000,000	4.0%
$26,500,000	20.0%	$2,500,000	6.0%
$27,500,000	30.0%	$3,000,000	8.0%
$28,425,000	40.0%	$3,500,000	10.0%
$29,500,000	45.0%	$4,500,000	12.0%
$30,500,000	50.0%	$5,500,000	14.0%
$31,500,000	55.0%	$6,500,000	16.0%
Increment for every $1,000,000 thereafter	5.0%	Increment for every $1,000,000 thereafter	2.0%

Assuming an officer salary of $100,000 and 2004 production of $27,800,000 of regular International Life placed target premium and $4,600,000 of Life Guaranty placed target premium, the officer's 2004 sales bonus component under the Program would be $42,000 ($100,000 x 30% plus $100,000 x 12%).

Persistency Component:

The target persistency performance factors for International Life products have been supplied by Actuarial and are as follows:

	Annual Lapse Rates
Product	First Year	Second Year	Third Year
Global Flex	3.79%	20.53%	11.64%
Alpha	5.00%	5.00%	5.00%
IndexPlus	4.18%	13.40%	6.00%
Life Guaranty	6.00%	20.00%	4.00%

The persistency calculations will be done a rolling basis by applying a monthly factor, which equates over twelve months to the annual lapse rate, to each month's sales from the month of sale and each successive month thereafter, weighted for the mix of products sold. Accordingly, the target persistency calculation will be a weighting of each month's sales amount and its corresponding duration at the time of measurement. Actual persistency will be compared to target persistency for purposes of determining the bonus percentage. For purposes of the Program, the persistency calculation will only be applied to business placed beginning in January 2002 and following (i.e. inforce business as of 12/31/01 will not be part of the persistency calculation).

Based upon these persistency performance factors, the bonus percentage corresponding with the International Life persistency levels achieved in 2004 will be applied to each International Marketing officer's base salary in accordance with the following grid:

Life Business Persistency	Bonus %
Below Target - 2.00%	0%
Target - 2.00%	5%
Target - 1.50%	10%
Target - 1.00%	15%
Target - 0.50%	20%
Target	25%
Target + 0.50%	30%
Target + 1.00%	35%
Target + 1.50%	40%
Target + 2.00%	45%
Target + 2.50%	50%
Above Target + 2.50%	50%

Assuming an officer salary of $100,000 and 2004 persistency of Target - 0.50% for International Life business, the officer's 2004 persistency bonus component under the Program would be $20,000 ($100,000 x 20%).

Expense Component:

The expense component of the program is based upon actual expense management versus budgeted expenses. Budgeted expenses are those amounts approved by the Budget Committee as part of the annual budgeting process.

Based upon the approved budgeted expenses, the bonus percentage corresponding with the actual expense levels achieved in 2004 will be applied to each International Marketing officer's base salary in accordance with the following grid:

Expense Management	Bonus %
90% of Budget	50.0%
92% of Budget	45.0%
94% of Budget	40.0%
96% of Budget	35.0%
98% of Budget	30.0%
Budget	25.0%
101% of Budget	20.0%
102% of Budget	15.0%
103% of Budget	10.0%
104% of Budget	5.0%
105% of Budget	0.0%
106% of Budget	(1.0%)
Additional decrement for every 1% over Budget thereafter	(1.0%)

Assuming an officer salary of $100,000 and 2004 actual expenses at 96% of Budget, the officer's 2004 expense management bonus component under the Program would be $35,000 ($100,000 x 35%).

From the above examples, the officer with a $100,000 base salary would receive a 2004 bonus under the program of $97,000 ($42,000 sales plus $20,000 persistency plus $35,000 expense management) reflecting expense management above "par" and sales and persistency below "par".

Administration:

Bonus amounts under the program will be calculated and advanced quarterly based upon actual results. The quarterly bonus amount will be based upon year-to-date results with previous advances subtracted from the year-to-date advance calculated. However, bonus advances will be limited to 100% of participant base salary even if actual results to-date exceed 100%. In the event that actual year-to-date results fall below minimum Program performance factor levels, the Company may, at its discretion, suspend the bonus advance payments until such time as the year-to-date results reach the minimum Program performance levels. Bonus amounts paid previously will not be recouped from the participants in the event of suspension of payments except at the end of the Program year if unearned.

If at the end of the year the aggregate bonus percentage exceeds 100%, the incremental % above 100% will be applied to the base salaries of all International Marketing Officers (weighted for the portion of the calendar year each participant was employed by the Company) to determine a dollar amount to be put into a "pool". The pool amount will be allocated based upon the recommendation of the International Chief Marketing Officer and as approved by the Company President. The recommendation of the pool allocation by the Chief Marketing Officer must be submitted to the Company President by the end of January 2005. The pool amount will be paid out quarterly in the following calendar year (i.e. 2005). Participants must be currently employed by the Company in order to receive pool payments. In other words, unpaid pool bonuses will be forfeited by participants upon termination from the Company. Amounts forfeited by terminated participants will remain the property of the Company and will not be redistributed among the remaining participants.

If employment with the Company is terminated during calendar 2004 for any reason other than "termination for cause" by NWL, the 2004 bonus amount paid at termination will be based upon the current year-to-date bonus % (not to exceed 100%) and the pro rated percentage of the calendar year that services were rendered to the Company. In the event of death, the bonus amount will be paid to the individual's spouse, and if the individual's spouse is also not living at that time, then to the individual's children.

The Program, its terms, and its administration are at the complete discretion of the Company President and may be changed or revoked at any time without the consent of the participants. This includes, among other things, amendment of the terms, targets, and other features of the Program as the Company President sees fit. Accordingly, this Program does not constitute a legal and binding obligation of the Company to perform.

Amounts paid to participants under this program will be excluded when determining benefits under the Company's pension, 401(k), and other benefit programs.

February 3, 2004